Exhibit 2.01

SECOND AMENDMENT

TO THE

SEPARATION AGREEMENT

WHEREAS, New Sally Holdings, Inc., a Delaware corporation (“New Sally”), Sally Holdings, Inc., a Delaware corporation (“Sally”) (New Sally and Sally, collectively the “Sally Parties”), Alberto-Culver Company, a Delaware corporation (“Alberto-Culver”) and New Aristotle Holdings, Inc., a Delaware corporation (“New Alberto-Culver”) (Alberto-Culver and New Alberto-Culver, collectively the “Alberto-Culver Parties”) entered into a Separation Agreement, dated as of June 19, 2006, as amended by the First Amendment to the Separation Agreement, dated as of October 3, 2006 (as so amended, the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement to, among other things, (a) amend certain provisions of the Agreement relating to “Related Party Agreements; Intercompany Accounts; Cash”, (b) add a new schedule to the Agreement and (c) provide that reference in the Agreement to the Investment Agreement or any Ancillary Agreement (as such terms are defined in the Agreement) means such agreement as may be amended or modified from time to time in accordance with the terms of such agreement; and

WHEREAS, Section 8.07 of the Agreement provides that the Agreement cannot be amended except by a written agreement executed by the Sally Parties and the Alberto-Culver Parties; provided, that, unless the Investment Agreement (as such term is defined in the Agreement) shall have been terminated, any such amendment shall be subject to the prior written consent of CDRS Acquisition LLC, which consent shall not be unreasonably withheld, conditioned or delayed;

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

1. Section 2.04(c)(iii) of the Agreement is hereby amended in its entirety to read as follows:

(iii) For purposes of this Section 2.04(c), “Adjustment Amount” shall mean (A) the Estimated Pre-Closing Income Taxes (as defined in the Tax Allocation Agreement), plus (B) the True-Up Amount (as defined in the Investment Agreement), plus (C) any unpaid liability as of the Distributions Date for payments to be made by any member of the Sally Group pursuant to the terms of the contracts listed on Schedule 2.04(c)(iii), minus (D) 50% of the Valuation Firm Fee (as defined in the Investment Agreement) minus (E) any amount paid by any Sally Party or Alberto-Culver Party, prior to the Closing Date pursuant to the terms of the contract listed on Schedule 2.04(c)(iii)(E).

2. The Agreement is hereby amended to add the attached Schedule 2.04(c)(iii)(E) to the Agreement.

3. Section 2.04(e) of the Agreement is hereby amended in its entirety to read as follows:

(e) Prior to the Distributions Time, the Alberto-Culver Parties will use their reasonable best efforts to cause each non-U.S. member of the Sally Group to have paid, and have satisfied any withholding obligations with respect to, all interest accrued on obligations owed to any other member of the Sally Group or any member of the Alberto-Culver Group. If the obligations in the preceding sentence are not satisfied as of the Distributions Time, the Actual Required Retained Cash Amount will be adjusted to the extent cash will be used to satisfy such withholding obligation. The Alberto-Culver Parties will, in the case of any non-U.S. member of the Sally Group, use their reasonable best efforts to cause (i) the actual amount of Cash (including marketable securities and short term investments) on hand in accounts owned by such non-U.S. member (plus the amount owed to such non-U.S. member by a U.S. member of the Sally Group) not to exceed (ii) the amount of cash reasonably needed to satisfy the needs of the business of such non-U.S. member (plus the amount owed by such non-U.S. member to a U.S. member of the Sally Group), in each case prior to the Distributions Time and to satisfy any withholding in connection with the foregoing in a manner expressed in the second sentence of this Section 2.04(e).

4. The parties to the Agreement hereby agree that reference in the Agreement to the Investment Agreement or any Ancillary Agreement means such agreement as may be amended or modified from time to time in accordance with the terms of such agreement.

5. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

6. Except as specifically provided in this Amendment, all other provisions of the Agreement shall remain in full force and effect.

7. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this agreement to be executed in their names by a duly authorized officer as of October 26, 2006.

NEW SALLY HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
	Name:	Gary Winterhalter
	Title:	President

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

NEW ARISTOTLE HOLDINGS, INC.

By:	/s/ Gary P. Schmidt
	Name:	Gary P. Schmidt
	Title:	Senior Vice President, General Counsel and Secretary

By its signature below, the undersigned hereby consents to this amendment:

CDRS ACQUISITION LLC

BY:	/s/ Richard J. Schnall
Name: Richard J. Schnall
Title: President

[Signature page to Second Amendment to Separation Agreement]